Exhibit 10.16

March 28, 2023

Via Email

Greg Korbel

greg.korbel@gmail.com

Dear Greg:

This Separation Agreement and General Release (this “Agreement”) will confirm the arrangements we have discussed concerning the mutual understanding reached by Aprea Therapeutics, Inc. (the “Company”) and you regarding the cessation of your employment. Subject to your execution and non-revocation of this Agreement, your last day of work with the Company will be and your employment with the Company will end on March 31, 2023 (the “Separation Date”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Employment Agreement by and between you and the Company dated as of July 15, 2016 (as amended, modified, or restated from time to time, the “Employment Agreement”).

1.Accrued Benefits. The Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and applicable withholdings. You will be reimbursed for all reasonable business expenses you incurred through the Separation Date in accordance with the Company’s expense reimbursement policies. You must submit via e-mail, by April 30, 2023, your request for reimbursement for any such expenses, accompanied by proper documentation to usfinance@aprea.com. The payments discussed in this Section are “Accrued Benefits”. For clarity, in the event that you do not sign this Agreement or you revoke this Agreement, you will continue to remain employed with the Company and receive your salary in the ordinary course and in accordance with the Company’s standard payroll procedures.

2.Transition Period. You and the Company agree that certain matters in which you have been involved during your employment may necessitate your cooperation with the Company after the Separation Date. Accordingly, from the Separation Date through April 30, 2023, with reasonable notice and to the extent reasonably requested in writing by the Chief Executive Officer or any other officer of the Company, you agree to assist the Company and to cooperate fully with the Company and in good faith to take all actions and perform all acts to ensure (i) a smooth transition of your duties and responsibilities, and (ii) that matters for which you were involved with during your employment with the Company are completed in an efficient and timely manner; provided; that, you shall not be obligated to spend more than eight (8) hours per week providing the services contemplated by this Section 2.

3.Separation Benefit. You and the Company hereby acknowledge and agree that your employment with the Company is ending based on a mutual agreement between you and the Company.  You hereby acknowledge and agree that your employment with the Company was not terminated by the Company with or without Cause and that you are not leaving the employment of the Company for “good reason”.  Provided that you execute and do not revoke this Agreement, and that you otherwise comply with its terms and conditions, the Company agrees that it will pay you an amount equal to $195,000, in accordance with the Company’s normal payroll procedures in equal parts beginning on the first payroll date after the Effective Date and ending on the six (6) month anniversary thereafter, less standard payroll deductions and applicable withholdings.  The payments discussed in this Section are “Separation Benefits”.

4.No Further Payments or Benefits. You acknowledge that, except as expressly set forth above, you will not receive any compensation, including without limitation, salary, bonus, commissions,

restricted units, equity, severance or any benefits before, on or after the Separation Date, and will not be entitled to, nor will you receive, any other payments or benefits except as expressly provided for herein. You acknowledge and agree that during your employment with the Company, you have received and been paid all compensation, including without limitation, salary, bonus, commissions, restricted units, equity, severance, or any other benefits, which are or could be due and owing to you. For avoidance of doubt, nothing in this paragraph shall affect the terms and conditions of the agreements underlying your outstanding restricted stock units or stock options in the Company.

5.Company Affiliation. Except as the Company may expressly approve in writing in connection with your services to be provided under Section 2, as of the Separation Date, you will not be, and will not hold yourself out as, an officer, employee, consultant, or representative of the Company or any of its affiliates, nor will you negotiate or enter into any agreements on behalf of the Company or any of its affiliates. You acknowledge and agree that, after the Separation Date, you will not possess any rights or claims to future employment with the Company or any of its affiliates.

6.Return of Company Property. You agree that you have returned, or will return not later than the earlier of (a) three (3) days after completion of any further assistance to the Company (as confirmed in writing to you by the Company) or (b) April 30, 2023, to the Company (i) any and all Company property that you have in your possession or control (including but not limited to Company computers with their files, data and licensed materials intact, keys, software, credit cards, network access devices, cell phones, electronic storage devices, tools, equipment, and Company property stored in any cloud account); and (ii) any and all originals or copies of any Company documents (and all copies thereof) that you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, cloud account, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then, to the fullest extent permitted by law, permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property.

7.General Release of All Claims.

(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits described in Section 2 above, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, and other persons or entities acting or purporting to act on your behalf, hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their current and former directors, officers, employees, agents, successors, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). Without limiting the generality of the general release, the Released Claims include but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, incentive compensation, expense reimbursements, severance, and fringe benefits; (iii) all contract claims; (iv) all tort claims, including claims for defamation, fraud, emotional distress, and negligence; and (v) all claims for discrimination, harassment, retaliation, other claims arising under any local, state or federal law, constitution, ordinance, or regulation, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the anti-retaliation provisions of the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Section 1981 of the Civil Rights Act of 1866, the Worker Adjustment Retraining and Notification (“WARN”) Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and any and all similar state and local statutes, all as amended (as applicable).

(b)ADEA Waiver and Effective Date. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given to you for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). If this Agreement is revoked, you will not be entitled to the Separation Benefit under this Agreement. Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(c)Excluded Claims. Notwithstanding the broad scope of the general release, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; however, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any Excluded Claims in which any of the Released Parties is a party; and (ii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar state or local agency (the “Government Agencies”), or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of any federal securities law (“Protected Activities”), none of which activities shall constitute a breach of the release, non-disparagement or confidentiality clauses of this Agreement; however, if you file any charge or complaint with a Government Agency, if a Government Agency pursues any claim on your behalf, or if any third party pursues any claim on your behalf, you waive to the fullest extent permitted by law any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that this limitation on recovery shall not apply to administrative proceedings before the SEC. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as required by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies.

8.Acknowledgement. By your signature below, you represent that: (a) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (b) you have been provided by the Company all wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to you by the Company, other than the Accrued Benefits and the Separation Benefit specifically promised in Section 2 of this Agreement; (c) you have not been denied any request for leave to which you believe you were legally entitled; (d) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it; (e) you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Released Claims; (f) you have not filed or caused to be filed, and are not presently a party to, a Released Claim against any of the Released Parties; and (g) you have no known workplace injuries or occupational diseases for which you have not already filed a claim.

9.Post-Employment Obligations. You are and will continue to be bound by the restrictive covenants contained in the Employment Agreement.  For the avoidance of doubt, those obligations set forth in Sections 9, 10, and 11 of the Employment Agreement are expressly incorporated in this Agreement as if fully restated herein. You acknowledge and agree that the Company operates in a highly competitive industry and that it does so throughout the United States and world. You further acknowledge and agree that as a result of your employment with the Company, you have had access to the confidential and proprietary information and trade secrets of the Company, including regarding the Company’s research and development, business operations, business strategies, clients, prospective clients, and other non-public information, and related information, as well as access to the Company’s valuable relationships with the Company’s employees, clients and prospects, and independent contractors. You acknowledge and agree that the Company has a legitimate interest in protecting against the unauthorized use, disclosure or transfer of its confidential and proprietary information, as well as in maintaining the goodwill and relationships the Company has developed with its employees, clients and prospects, and independent contractors.

10.Intellectual Property. You agree that all inventions, improvements, technical information and/or data resulting from, related to, and/or created or developed in connection with your employment, or which were created, produced or prepared by you during your employment by the Company (the “Work Product”) were for and shall be for the benefit of the Company and shall be the sole and exclusive property of the Company. All Work Product shall be deemed “work for hire.” The Company shall have all rights in such Work Product, including copyrights. If for any reason such Work Product is not deemed “work for hire,” you hereby assign all rights, title and interest to the Work Product to the Company. You acknowledge that all documents and materials provided by the Company are and shall remain the sole and exclusive property of the Company. You agree that all Work Product and other material delivered or conceived in connection with your employment by the Company or that otherwise uses Confidential Information shall be the exclusive property of the Company for which such services were performed. You agree to execute assignments and such other documents as are necessary to vest in the Company the entire right, title and interest in and to any such Work Product and to execute any and all applications for patents and registrations for copyright as the Company may request, and to assist the Company in obtaining full patent and copyright protection for such Work Product in those countries designated by the Company.

11.Confidential Information. You agree to hold in the strictest confidence, not to use (except for the benefit of the Company) and not to disclose to any person or entity (directly or indirectly) any Confidential Information, unless the Company grants you written authorization to do otherwise.

“Confidential Information” means all business, technical and other proprietary information in the Company’s custody or under the Company’s control, as well as any Company information not generally known by actual or potential competitors of the Company or by the public generally and such information is Confidential Information no matter how you learned of it, whether disclosed to you, directly or indirectly, in writing, orally, by drawings or inspection of documents or other tangible property or in any other manner or form, tangible or intangible.

12.Contingent Separation Benefit. The Company’s continuing obligations under this Agreement are contingent upon your compliance with all terms and conditions provided for in this Agreement (including the post-employment obligations set forth in Sections 2, 9, 10, and 11 above). In the event that you breach any of your obligations under this Agreement (unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), you agree that the Company may, in addition to any of the Company’s other legal and equitable remedies, cease any Separation Benefits to which you may otherwise be entitled under this Agreement. Any such termination of the Severance Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company including pursuant to this Agreement.

13.Specific Performance; Further Actions. You and the Company agree to execute any further instruments and to take any further action as may reasonably be necessary to carry out the intent of this Agreement. Your obligations under this Agreement are of a unique character that gives them particular value; your breach of any of such obligations may result in irreparable and continuing damage to the Company. The Company may be entitled to injunctive relief and/or a decree for specific performance, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. You agree that if the Company is successful in whole in any legal or equitable action against you under this Agreement, you agree to pay all reasonable attorney’s fees incurred by the Company in enforcing the terms of this Agreement.

14.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.Non-Disparagement. Except as may be required by law, neither you nor the Company (and its officers, directors and other representatives) shall orally or in writing, disparage, defame, or damage the reputation of the other or its respective owners or employees, or cause a third party to question the integrity, competence, good character, or professionalism of the other party. No obligation under this Section 15 shall be violated by truthful statements (x) made to any governmental authority, (y) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) made in performance reviews.

16.Miscellaneous. You acknowledge that this Agreement is a full and accurate embodiment of the understanding between you and the Company, and that it supersedes any prior agreements or understandings made by and between you and the Company, except any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions to which your employment was subject, which will remain in effect subsequent to the execution of this Agreement. The terms of this Agreement may not be modified, except pursuant to a signed written agreement between you and the Company, or by a court of competent jurisdiction. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original.

17.Governing Law; Venue. This Agreement shall be deemed to be made under, and shall be construed solely in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any state or federal principles of conflicts of law. You and the Company agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

[signature page follows]

If this Agreement is acceptable to you, please sign below and return it to me within twenty-one (21) days of the date you receive it. The Company’s severance offer contained herein will automatically expire if you do not sign and return a fully signed copy of this Agreement within this timeframe, and you will not be eligible for the Separation Benefit if you revoke this Agreement as set forth above.

In the event this proposal is not acceptable to you, your employment with the Company will continue as is and remain unchanged and will not end as of the Separation Date.

We wish you the best of success and personal and professional fulfillment in the future.

Sincerely,

Aprea Therapeutics, Inc.

By:_/s/ Oren Gilad

Name: Oren Gilad, Ph.D.

Title: Chief Executive Officer

I HAVE READ THE FOREGOING AGREEMENT, AND I FULLY UNDERSTAND ITS TERMS. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, HAVING BEEN GIVEN A FULL AND FAIR OPPORTUNITY TO CONSIDER IT AND AFTER HAVING BEEN ADVISED TO CONSULT WITH COUNSEL OF MY CHOICE.

AGREED AND ACCEPTED:

/s/ Greg Korbel	March 28, 2023
Greg Korbel	Date